Exhibit 10.24
CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS AGREEMENT is entered into as of January 2, 2022 (the “Effective Date”) by and between Jon Lin (the “Executive”) and EQUINIX, INC., a Delaware corporation (the “Company”).
Term of Agreement.
Except to the extent renewed as set forth in this Section 1, this Agreement shall terminate the earlier of January 1, 2025 (the “Expiration Date”) or the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination as described in Section 4(d); however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before January 1, 2025, then this Agreement shall remain in effect through the earlier of:
The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination as described in Section 4(d); or
The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company for a reason described in Section 4(d).
This Agreement shall renew automatically and continue in effect for three-year periods measured from the initial Expiration Date, unless the Company provides Executive notice of non-renewal at least six months prior to the date on which this Agreement would otherwise expire.
Severance Payment.
Severance Benefit. If the Executive is subject to a Qualifying Termination, then the Company shall pay the Executive 200% of his or her annual base salary and target bonus (at the annual rate in effect immediately prior to the actions that resulted in the Qualifying Termination). The Executive will receive his or her severance payment in a cash lump-sum which will be made within ten (10) business days of the latest of the following dates:
the date of Executive’s Qualifying Termination;
the date of the Company’s receipt of the Executive’s executed General Release; and
the expiration of any rescission period applicable to the Executive’s executed General Release.
Health Care Benefit. If the Executive is subject to a Qualifying Termination, and if the Executive elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his or her employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (i) the close of the twenty four (24)-month period following cessation of his or her employment or (ii) the expiration of the Executive’s continuation coverage under COBRA.
General Release. Any other provision of this Agreement notwithstanding, Subsections (a) and (b) above shall not apply unless the Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations. The Company will deliver the form to the Executive within 30 days after the Executive’s Separation. The Executive must execute and return the release within 21 days from receipt of the form.
Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i)

of the Code at the time of a Separation, then (i) the severance benefits under Section 2(a), to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after the Executive’s Separation and (ii) any amounts that otherwise would have been paid during the first six months after a Separation will be paid in a lump sum on the earliest practicable date permitted by Section 409A(a)(2) of the Code. If a severance payment is considered deferred compensation under Code Section 409A, then the Executive will receive his or her severance payment in a cash lump-sum which will be made on the 60th day following Executive’s Termination (or, if such day is not a business day, on the first business day thereafter).
Covenants.
Non-Solicitation. During the Executive’s employment with the Company and during the twelve-month period following his or her cessation of employment, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit the employment of any employee or consultant of the Company or any of the Company’s affiliates, whether on the Executive’s own behalf or on behalf of any other person or entity. The Executive and the Company agree that this provision is reasonably enforced as to any geographic area in which the Company conducts its business.
Non-Competition. The Executive agrees that, during his or her employment with the Company, he or she shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.
Cooperation and Non-Disparagement. The Executive agrees that, during the twelve-month period following his or her cessation of employment, he or she shall cooperate with the Company in every reasonable respect and shall use his or her best efforts to assist the Company with the transition of Executive’s duties to his or her successor. The Executive further agrees that, during this twelve-month period, he or she shall not in any way or by any means disparage the Company, the members of the Company’s Board of Directors or the Company’s officers and employees.
Definitions.
Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean the Executive’s unauthorized use or disclosure of trade secrets which causes material harm to the Company, the Executive’s conviction of, or a plea of “guilty” or “no contest” to, a felony, or the Executive’s gross misconduct.
Definition of “Change in Control.” For all purposes under this Agreement, “Change in Control” shall mean:
The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (x) the continuing or surviving entity and (y) any direct or indirect parent corporation of such continuing or surviving entity;
The sale, transfer or other disposition of all or substantially all of the Company’s assets;
A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (x) had been directors of the Company on the date 24 months prior to the date of the event that my constitute a Change in Control (the “original directors”) or (y) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or
Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), director or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this paragraph (iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the

Exchange Act but shall exclude (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (y) a corporation owned directly or indirectly by the stockholder of the Company in substantially the same proportions as their ownership of the common stock of the Company.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
Definition of “Good Reason.” For all purposes under this Agreement, “Good Reason” shall mean (i) a material diminution in the Executive’s authority, duties or responsibilities, provided, however, if by virtue of the Company being acquired and made a division or business unit of a larger entity following a Change in Control, Executive retains substantially similar authority, duties or responsibilities for such division or business unit of the acquiring corporation but not for the entire acquiring corporation, such reduction in authority, duties or responsibilities shall not constitute Good Reason for purposes of this sub clause (c)(i); (ii) a 10% or greater reduction in his or her level of compensation, which will be determined based on an average of the Executive’s annual Total Direct Compensation for the prior three calendar years or, if employed for fewer than three calendar years, for the number of years the Executive has been employed by the Company (referred to below as the “look-back years”); or (iii) a relocation of Executive’s place of employment by more than 30 miles, provided and only if such change, reduction or relocation is effected by the Company without Executive’s consent. For purposes of the foregoing, Total Direct Compensation means total target cash compensation (annual base salary plus target annual cash incentives). For the Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (c), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of his or her intent to assert Good Reason within 120 days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); (2) the Company will have 30 days from the date of such notice to remedy the condition and, if it does so, the Executive may withdraw his or her resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within eighteen (18) months of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again within twelve (12) months following the occurrence of a Change in Control, the Executive may assert Good Reason again subject to all of the conditions set forth herein.
Definition of “Qualifying Termination.” For all purposes under this Agreement, “Qualifying Termination” shall mean a Separation resulting from (i) the Company’s termination of the Executive’s employment for any reason other than Cause within twelve (12) months after a Change in Control or (ii) the Executive’s voluntary resignation of his or her employment for Good Reason between the date that is four (4) months following a Change in Control and the date that is twelve (12) months following a Change in Control, provided however, that the grounds for Good Reason may arise at any time within the twelve (12) months following the Change in Control.
Definition of Separation. For all purposes under this Agreement, “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.
Successors.
Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.
Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
Golden Parachute Taxes

Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 6(b) hereof, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 6(a)(ii)(B) above applies, then based on the information provided to the Company by Independent Tax Counsel, the Company shall reduce or eliminate the Payments in the following order, until the amounts payable or distributable to Executive equals the Reduced Amount: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits paid to the Executive. In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of date of grant of the Executive’s equity awards. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of Independent Tax Counsel’s determination under this Section. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 6(b) hereof shall apply, and the enforcement of Section 6(b) shall be the exclusive remedy to the Company.
(b) Adjustments. If, notwithstanding any reduction described in Section 6(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 6(b), Executive shall pay the Excise Tax.
Miscellaneous Provisions.
Other Severance Arrangements. This Agreement supersedes any and all cash severance arrangements on change in control under any prior separation, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including change in control severance arrangements pursuant to an employment agreement or offer letter. In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company.

Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.
Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than their choice-of-law provisions).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Jon Lin
Jon Lin

EQUINIX, INC.
/s/ Charles Meyers
By: Charles Meyers
Title: President & CEO